Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the Quarter Ended June 30, 2023

San Diego, California, August 14, 2023 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its quarter ended June 30, 2023.

Quarter Ended June 30, 2023, Financial Results

Net loss attributable to the Company’s common stockholders for the three months ended June 30, 2023, was approximately $1,831,889, or $(0.15) per basic and diluted share, compared to a net loss of approximately $830,212, or $(0.07) per basic and diluted share for the three months ended June 30, 2022. The change in net income attributable to the Company’s common stockholders was a result of:

●	An increase in G&A expenses of approximately $0.6 million due mainly to filing, accounting, and consulting costs related to the SPAC in Q2 2023.

●	An increase in interest expense related to mortgage notes payable of approximately $0.3 million in Q2 2023 compared to Q2 2022. This is due to the acquisition of real estate assets, most notably an increase in the number of homes in the model home portfolio. The Company owned 82 model homes as of June 30, 2022, and increased the holdings to 105 model homes as of June 30, 2023. Additionally, the interest rates on mortgages for the model home portfolio generally increased from a weighted average interest rate of 3.77% to 5.24% as of June 30, 2022, and June 30, 2023, respectively.

●	The increase in G&A and interest expense is partially offset by an increase in rental revenue and fee and other income of approximately $0.2 million in Q2 2023 compared to Q2 2022. This increase in rental income is due largely to the Company having a larger model home portfolio with 23 more homes in Q2 2023 versus Q2 2022, with no major changes to the commercial portfolio.

●	Noncontrolling interest payments were approximately $0.4 million larger in Q2 2023 compared to Q2 2022. This is due to the Company selling more homes in the joint ventures. In the JV’s alone, the Company sold 7 homes for a gain of $1.1 million and 3 homes for a gain of $0.7 million in Q2 2023 and Q2 2022 respectively.

FFO (non-GAAP) decreased by approximately $0.4 million to approximately $(489,404) from $(46,023) for the three months ended June 30, 2023, and June 30, 2022, respectively. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO decreased by about $0.4 million, from approximately $234,958 in the three months ended June 30, 2022, to approximately $(209,748) in the three months ended June 30, 2023.

Acquisitions and Dispositions for the first two quarters of 2023

●	The Company acquired 23 model home properties and leased them back to the homebuilders under triple net leases during the six months ended June 30, 2023. The purchase price for these properties was $12.9 million. The purchase price consisted of cash payments of $3.9 million and mortgage notes of $9.0 million.

●	The Company sold 10 model home properties for approximately $5.0 million and recognized a gain of approximately $1.5 million.

Dividends paid during the first two quarters of 2023:

●	During the first quarter and second quarter of 2023, the Company paid dividends to Common shareholders of $0.022 and $0.023 per share, respectively, for a total of $0.045 per share.

●	During the first six months of 2023, the Company paid six monthly dividends, which totaled $1.17186 per share to shareholders of Series D preferred stock.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio is also the sponsor of the Special Purpose Acquisition Company (SPAC) Murphy Canyon Acquisition Corp. (NASDAQ: MURF), which currently holds approximately $23.3 million in trust. Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The SPAC has entered into a definitive business combination agreement with Conduit Pharmaceuticals Limited (Conduit). A full description of the terms of the proposed business combination, which is expected to close in the second half of 2023 subject to the satisfaction of multiple conditions, including approval of the business combination by the SPAC’s shareholders, is provided in the registration statement on Form S-4 that the SPAC has filed with the SEC. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements also include statements relating to the closing of the business combination with Conduit within a certain timeframe or at all. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “ Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$20,803,978	$19,189,386
Buildings and improvements	135,185,098	125,979,374
Tenant improvements	14,426,125	13,861,839
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	174,525,340	163,140,738
Accumulated depreciation and amortization	(36,841,025)	(34,644,511)
Real estate assets and lease intangibles held for investment, net	137,684,315	128,496,227
Real estate assets held for sale, net	1,196,336	2,016,003
Real estate assets, net	138,880,651	130,512,230
Other assets:
Cash, cash equivalents and restricted cash	8,700,791	16,516,725
Deferred leasing costs, net	1,546,034	1,516,835
Goodwill	2,423,000	2,423,000
Other assets, net (see Note 6)	4,161,325	3,511,681
Total other assets	16,831,150	23,968,241
Investments held in Trust (see Notes 2 & 9)	23,339,887	136,871,183
TOTAL ASSETS	$179,051,688	$291,351,654
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$102,856,817	$95,899,176
Mortgage notes payable related to properties held for sale, net	482,142	999,523
Mortgage notes payable, total net	103,338,959	96,898,699
Accounts payable and accrued liabilities	4,373,983	4,028,564
Accounts payable and accrued liabilities of SPAC (see Notes 2 & 9)	6,655,685	5,046,725
Accrued real estate taxes	977,658	1,879,875
Dividends payable preferred stock	177,145	178,511
Lease liability, net	31,799	46,833
Below-market leases, net	15,753	18,240
Total liabilities	115,570,982	108,097,447
Commitments and contingencies (Note 2 & 9):
SPAC Class A common stock subject to possible redemption; 2,187,728 as of June 30, 2023 and 13,225,000 shares as of December 31, 2022 (at $10.45 per share), net of issuance cost of approximately $6,400,000	16,748,849	130,411,135
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 901,375 shares issued and outstanding (liquidation preference $25.00 per share) as of June 30, 2023 and 913,987 shares issued and outstanding as of December 31, 2022	9,014	9,140
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 11,849,710 shares and 11,807,893 shares were issued and outstanding at June 30, 2023 and December 31, 2022, respectively	118,497	118,079
Additional paid-in capital	180,365,055	182,044,157
Dividends and accumulated losses	(142,294,778)	(138,341,750)
Total stockholders’ equity before noncontrolling interest	38,197,788	43,829,626
Noncontrolling interest	8,534,069	9,013,446
Total equity	46,731,857	52,843,072
TOTAL LIABILITIES AND EQUITY	$179,051,688	$291,351,654

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Rental income	$4,329,588	$4,188,076	$8,271,641	$8,640,394
Fees and other income	214,284	132,784	393,723	253,607
Total revenue	4,543,872	4,320,860	8,665,364	8,894,001
Costs and expenses:
Rental operating costs	1,399,159	1,348,083	2,974,149	2,931,556
General and administrative	1,813,184	1,214,005	3,777,804	2,797,696
Depreciation and amortization	1,368,829	1,316,193	2,702,403	2,655,418
Total costs and expenses	4,581,172	3,878,281	9,454,356	8,384,670
Other income (expense):
Interest expense - mortgage notes	(1,336,415)	(1,085,860)	(2,204,182)	(2,103,573)
Interest and other income, net	398,085	93,128	1,140,201	166,733
Gain on sales of real estate, net	1,119,952	1,227,484	1,537,289	2,750,269
Income tax expense	(349,074)	(259,285)	(497,527)	(524,524)
Total other income (expense), net	(167,452)	(24,533)	(24,219)	288,905
Net income (loss)	(204,752)	418,046	(813,211)	798,236
Less: Income attributable to noncontrolling interests	(1,094,852)	(709,202)	(1,481,933)	(1,917,878)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(1,299,604)	$(291,156)	$(2,295,144)	$(1,119,642)
Less: Preferred Stock Series D dividends	(532,285)	(539,056)	(1,067,733)	(1,078,111)
Less: Series A Warrant dividend	—	—	—	(2,456,512)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(1,831,889)	$(830,212)	$(3,362,877)	$(4,654,265)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.15)	$(0.07)	$(0.28)	$(0.39)

Weighted average number of common shares outstanding - basic & diluted	11,839,359	11,799,689	11,837,020	11,786,741

FFO and Core FFO Reconciliation

	For the Three Months Ended		For the Six Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$(1,831,889)	$(830,212)	$(3,362,877)	$(4,654,265)
Adjustments:
Income attributable to noncontrolling interests	1,094,852	709,202	1,481,933	1,917,878
Depreciation and amortization	1,368,829	1,316,193	2,702,403	2,655,418
Amortization of above and below market leases, net	(1,244)	(13,722)	(2,487)	(27,445)
Loss (gain) on sale of real estate assets, net	(1,119,952)	(1,227,484)	(1,537,289)	(2,750,269)
FFO	$(489,404)	$(46,023)	$(718,317)	$(2,858,683)
Restricted stock compensation	279,656	280,981	540,501	568,700
Series A Warrant dividend	-	-	-	2,456,512
Core FFO	$(209,748)	$234,958	$(177,816)	$166,529

Weighted average number of common shares outstanding - basic and diluted	11,839,359	11,799,689	11,837,020	11,786,741

Core FFO / Wgt Avg Share	$(0.018)	$0.020	$(0.015)	$0.014